UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2024

ENERGY 11, L.P.
(Exact name of registrant as specified in its charter)

Delaware	000-55615	46-3070515
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

120 W 3rd Street, Suite 220 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 882-9192

                     Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Energy 11, L.P. (the “Partnership”) is filing this report in accordance with Item 8.01 of Form 8-K.

Item 8.01.  Other Events

Limited Partner Distributions

In January 2024, the Board of Directors of Energy 11 GP, LLC, the general partner (“General Partner”) of the Partnership, declared a monthly cash distribution to holders of Partnership common units of $0.11 per outstanding common unit for the month of January 2024. In addition, the General Partner declared a special distribution of $0.05 per common unit that will reduce the accumulated unpaid distribution total. The distributions, which together total approximately $3.0 million, are scheduled to be paid on February 5, 2024 to common unit holders on record as of January 31, 2024.

Several factors contributed to the General Partner declaring the special distribution, which include: (a) the Partnership paying off approximately $23 million in debt during 2023 (the Partnership currently has $0 in outstanding debt); (b) cash flow generated from operations; and (c) savings in general and administrative expenses for the year ended December 31, 2023. The General Partner will continue to monitor monthly Partnership distributions in conjunction with the Partnership’s projected cash requirements for operations, capital expenditures for new wells and debt service.

The Partnership accumulates unpaid distributions based on an annualized return of seven percent (7%), and all accumulated unpaid distributions are required to be paid before final Payout occurs, as defined in our Prospectus. After the special distribution described above, the accumulated unpaid distributions total is $2.324841 per common unit, or approximately $44 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 29, 2024

ENERGY 11, L.P.

		By:	/s/ David S. McKenney
David S. McKenney
Chief Financial Officer of Energy 11 GP, LLC